Exhibit 99.1

Press Release

SANTANDER CONSUMER USA HOLDINGS INC. ANNOUNCES KEY APPOINTMENTS TO LEADERSHIP TEAM

Company announces Juan Carlos Alvarez as new CFO and

Sandra Broderick as Executive Vice President, Head of Operations

DALLAS – October 2, 2017 – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced several key changes to SC’s leadership team under new CEO Scott Powell.

SC announced that Juan Carlos Alvarez, Corporate Treasurer of Santander Holdings USA, Inc. (SHUSA), is succeeding Ismail (Izzy) Dawood as Chief Financial Officer of Santander Consumer, effective immediately. Dawood, who has been with SC since December 2015, is leaving to pursue other opportunities. In addition, Sandra Broderick will join SC as Executive Vice President, Head of Operations on October 10.

“Juan Carlos was instrumental in helping SHUSA take major steps forward in the past year, including the work that led to passing the Federal Reserve’s capital stress test and the termination of our 2014 Written Agreement with the Federal Reserve,” Powell said. “With his intimate knowledge of SC and strong financial expertise, I’m confident Juan Carlos is the right person to assume the role of SC CFO at this point in SC’s evolution.”

As Corporate Treasurer of Santander Holdings, Alvarez oversaw SHUSA’s liquidity risk management, asset liability management, fixed-income investor relations and treasury functions. He has significant financial expertise, having served in a variety of roles at Santander, including interim Chief Financial Officer of Santander Holdings and Global Head of Treasury and Investments for Santander’s International Private Banking Unit. Alvarez is stepping down as Corporate Treasurer of Santander Holdings to devote his full attention to Santander Consumer. Santander Holdings will name its new Corporate Treasurer at a later date.

“I’m looking forward to working alongside Scott as Santander Consumer’s CFO, and continuing to strengthen SC’s financial and operational performance,” said Juan Carlos Alvarez. “SC has a bright future ahead, and I’m excited to be part of this new chapter.”

Santander Consumer also announced that Sandra Broderick will join SC as Executive Vice President, Head of Operations on October 10. In this role, Broderick will oversee originations, servicing and default, and other operations functions including administrative oversight of Santander Consumer International, Puerto Rico. She joins SC from US Bank, which she joined in 2017 from JPMorgan Chase & Co. At JP Morgan Chase & Co. she served as the Managing Director, Operations Executive from 2002 to March 2017, and also served as Head of Operations for their automotive finance business since 2012. She brings more than 30 years of experience in the industry and also has held a variety of senior positions leading operations at Bank One, GE Capital and HSBC. Broderick will report to Scott Powell and Santander US Chief Operating Officer Mahesh Aditya.

Rich Morrin will also take on a new role as President, Chrysler Capital and Auto Relationships, reporting to Scott Powell. Morrin will be responsible for Chrysler Capital, SC’s sales and marketing activities, dealer and customer relationships, dealer oversight, and RoadLoans.com. He will also be jointly accountable for Dealer Commercial Services, (DCS), which is part of Santander Bank, N.A. Rich will be responsible for building Santander Consumer’s integrated product offering for dealers and strengthening relationships with them.

“I am pleased to have such strong leaders on my team,” said Powell. “Juan Carlos, Sandy, and Rich each bring considerable experience and expertise to their roles, and I am looking forward to working together as we grow SC and strengthen our commitment to customers.”

SC will file additional details regarding today’s appointments with the Securities and Exchange Commission.

About Santander

Santander Consumer USA Holdings Inc. (NYSE: SC) (SC) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, has a managed asset portfolio of approximately $50 billion (as of June 30, 2017), and is headquartered in Dallas.

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), one of the most respected banking groups in the world with more than 125 million customers in the U.K., Europe, Latin America and the U.S. As the intermediate holding company for Santander’s U.S. businesses, SHUSA includes five financial companies with more than 17,500 employees, 5.2 million customers and assets of over $144.8 billion. These include Santander Bank, N.A., one of the country’s largest retail and commercial banks by deposits; Santander Consumer USA Holdings, Inc. (NYSE: SC), an auto finance and consumer lending company; Banco Santander International of Miami; Banco Santander Puerto Rico; Santander Securities LLC; and Santander Investment Securities Inc.

For more information about Santander Bank, visit www.santanderbank.com. For more information about Santander Consumer USA, visit www.santanderconsumerusa.com.

Media Contacts:

Investor Relations	Media Relations
Evan Black	Laurie Kight
800.493.8219	214.801.6455
InvestorRelations@santanderconsumerusa.com	SCMedia@santanderconsumerusa.com

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